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                                                                   Exhibit 2.1



                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                            LUCENT TECHNOLOGIES INC.


                                    AS SELLER



                                       AND



                         TOLLGRADE COMMUNICATIONS, INC.


                                    AS BUYER





                         DATED AS OF SEPTEMBER 28, 2001
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                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

1.       Definitions...........................................................1
         1.1      Defined Terms................................................1
         1.2      Other Definitional and Interpretive Matters..................7

2.       Purchase and Sale of the Business.....................................8
         2.1      Purchase and Sale of Assets..................................8
         2.2      Excluded Assets..............................................8
         2.3      Purchase Price...............................................9
         2.4      Assumed Liabilities.........................................10
         2.5      Excluded Liabilities........................................11
         2.6      Bulk Sales Law..............................................11
         2.7      Taxes.......................................................11
         2.8      Leased Equipment............................................11
         2.9      No Licenses.................................................12

3.       Representations and Warranties of Seller.............................12
         3.1      Organization and Qualification..............................12
         3.2      Authorization; Binding Effect...............................12
         3.3      Non-Contravention; Consents.................................12
         3.4      Title to Property; Principal Equipment; Sufficiency
                    of Assets.................................................13
         3.5      Permits,Licenses............................................13
         3.6      Compliance With Laws; Litigation............................14
         3.7      Business Employees..........................................14
         3.8      Contracts...................................................15
         3.9      Financial Statements Absence of Changes.....................15
         3.10     Intellectual Property.......................................16
         3.11     Business Records............................................17
         3.12     No Undisclosed Information..................................17
         3.13     Brokers.....................................................17
         3.14     Customers...................................................17
         3.15     No Other Representations or Warranties......................17

4.       Representations and Warranties of Buyer..............................18
         4.1      Organization and Qualification..............................18
         4.2      Authorization; Binding Effect...............................18
         4.3      No Violations; Consents.....................................18
         4.4      Brokers.....................................................19
         4.5      Representations and Warranties; Disclosure Schedule.........19
         4.6      Sufficiency of Funds........................................19

5.       Certain Covenants....................................................20
         5.1      Access and Information......................................20
         5.2      Tax Reporting and Allocation of Consideration...............20
         5.3      Business Employees..........................................21
         5.4      Regulatory Compliance.......................................22

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         5.5      Use of Lucent's Name........................................22
         5.6      Consents of Third Parties...................................23
         5.7      Acquisition Financial Statements............................24
         5.8      Further Assurances..........................................24
         5.9      All Reasonable Efforts......................................24
         5.10     Non-Competition; Non-Solicitation...........................25

6.       Confidential Nature of Information...................................26
         6.1      Confidentiality Agreement...................................26
         6.2      Seller's Proprietary Information............................26

7.       Closing..............................................................27
         7.1      Deliveries by Seller........................................27
         7.2      Deliveries by Buyer.........................................28
         7.3      Closing Date................................................28
         7.4      Contemporaneous Effectiveness...............................28

8.       Conditions Precedent to Closing......................................29
         8.1      General Conditions..........................................29
         8.2      Conditions Precedent to Buyer's Obligations.................29
         8.3      Conditions Precedent to Seller's Obligations................29

9.       Status of Agreements.................................................30
         9.1      Effect of Breach............................................30
         9.2      Survival of Representations and Warranties..................30
         9.3      General Agreement to Indemnify..............................30
         9.4      General Procedures for Indemnification Involving
                    Third-Parties.............................................32
         9.5      Resolution of Claims........................................33

10.      Miscellaneous Provisions.............................................34
         10.1     Notices.....................................................34
         10.2     Expenses....................................................35
         10.3     Entire Agreement; Modification..............................35
         10.4     Assignment; Binding Effect; Severability....................35
         10.5     Governing Law...............................................35
         10.6     Execution in Counterparts...................................35
         10.7     Public Announcement.........................................35
         10.8     No Third-Party Beneficiaries................................36

11.      Termination and Waiver...............................................36
         11.1     Termination.................................................36
         11.2     Effect of Termination.......................................37
         11.3     Waiver of Agreement.........................................37
         11.4     Amendment of Agreement......................................37


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Schedules
---------

Schedule 2.1(a)    Principal Equipment
Schedule 2.1(e)    Contracts
Schedule 2.1(f)    Licenses
Schedule 2.1(h)    Governmental Permits
Schedule 2.2(f)    Excluded Contracts and Nonassignable Licenses
Schedule 2.2(i)    Certain Excluded Assets
Schedule 2.8       Leased Equipment
Schedule 3.3(b)    Required Consents
Schedule 3.6(a)    Compliance with Laws; Litigation
Schedule 3.7(a)    Business Employees
Schedule 3.9       Financial Statements
Schedule 3.10(a)   Intellectual Property Claims
Schedule 3.14      Customers

Exhibits

Exhibit A   Form of Assignment and Bill of Sale
Exhibit B   Form of Assumption Agreement
Exhibit C   Form of Intellectual Property Agreement
Exhibit D   Form of Transition Services Agreement
Exhibit E   Form of Supply Agreement
Exhibit F   Form of Subcontracted Services Agreement




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                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS ("Agreement") is made as of September 28, 2001 by and between LUCENT TECHNOLOGIES INC., a Delaware corporation, having an office at 600-700 Mountain Avenue, Murray Hill, New Jersey 07974-0636 ("Seller" or "Lucent"), and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation, having an office at 493 Nixon Road, Cheswick, Pennsylvania 15024 ("Buyer").

                                 R E C I T A L S

         A. WHEREAS, Seller is, among other things, engaged through its LoopCare Product Unit of its Networks Operations Software Group in the sales, marketing, research and development, manufacturing and repair of telecommunications testing systems under the trade name "LoopCare" (collectively, the "Business");

         B. WHEREAS, the Business is composed of certain assets and liabilities that are currently owned by Seller or used by Seller in connection with the Business;

         C. WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller's assets relating to the Business and Buyer is willing to assume certain liabilities of Seller relative to the Business subject to the conditions set forth herein; and

         D. WHEREAS, Seller and Buyer desire to enter into each of the Assignment and Bill of Sale, the Assumption Agreement, the Supply Agreement, the Intellectual Property Agreement, the Subcontracted Services Agreement and the Transition Services Agreement (collectively, the "Collateral Agreements").

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. DEFINITIONS

         1.1 DEFINED TERMS

         For the purposes of this Agreement, in addition to the words and phrases that are described throughout the body of this Agreement, the following words and phrases shall have the following meanings:

         "Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         "Agreement" has the meaning assigned in the preamble hereof.


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         "Asset Acquisition Statement" has the meaning assigned in Section
5.3(b).

         "Assignment and Bill of Sale" means the agreement dated the Closing Date from Seller to Buyer in substantially the form set forth as Exhibit A.

         "Assumed Liabilities" means the liabilities and obligations of Seller assumed by Buyer pursuant to the Assumption Agreement and Section 2.4.

         "Assumption Agreement" means the agreement dated the Closing Date between Seller and Buyer in substantially the form set forth as Exhibit B.

         "Benefit Plan" means, in respect of any Business Employee, each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and each employment, severance, retention, consulting, or similar agreement or arrangement, profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Seller, providing or which may provide benefits to such Business Employee in connection with his employment or termination of his employment by retirement or otherwise.

         "Business" has the meaning assigned in Recital A hereof.

         "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or any other day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

         "Business Employees" means the employees of Seller employed in the Business, including those identified on Schedule 3.7(a).

         "Business Records" means all books, records, ledgers and files or other similar information used primarily in the conduct of the Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, customer service records, standard forms of documents, manuals of operations or business procedures, any and all training materials, research materials and product testing reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body of any country, but excluding any such items to the extent (i) they are primarily related to any Excluded Assets or Excluded Liabilities, (ii) any applicable Law prohibits their transfer, or (iii) they are confidential personnel records.

         "Buyer" has the meaning assigned in the preamble hereof.

         "Buyer's Savings Plan" has the meaning assigned in Section 5.4(d).


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         "Closing" means the closing of the transactions described in Article 7.

         "Closing Date" has the meaning assigned in Section 7.3.

         "Closing Date Financial Statements" has the meaning assigned in Section 2.3(b).

         "Code" means the U.S. Internal Revenue Code of 1986, as amended.

         "Collateral Agreements" has the meaning assigned in Recital D hereof.

         "Confidentiality Agreement" shall mean the agreement between Seller and Buyer dated June 7, 2001.

         "Contracts" means all contracts, agreements, leases and subleases, supply contracts, purchase orders, sales orders, commitments, and instruments used or held for use in each case primarily in the conduct of the Business, to which Seller is a party, and including items identified on Schedule 2.1(e), (i) for the lease of furniture and office equipment (or other equipment as contemplated by Section 2.8(i)(x)), (ii) for the provision of goods or services by the Business or for the Business, including software maintenance and support agreements, (iii) for the purchase of goods, procurement or supply of supplies or other components, (iv) constituting sales agency, marketing or distributorship agreements, (v) with any Business Employees, or Affiliate of Seller, and (vi) otherwise of any nature having a material significance to the Business, or (vii) any such items referred to in items (i) through (vi), inclusive, entered into between the date hereof and outstanding as of the Closing Date by Seller, other than Excluded Contracts.

         "Counsel for Buyer" means Reed Smith LLP.

         "Counsel for Seller" means a corporate counsel of Seller.

         "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restrictions or Third-Party rights affecting the Purchased Assets other than Permitted Encumbrances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" has the meaning assigned in Section 2.2.

         "Excluded Contracts" means those Contracts (i) identified in Schedule 2.2(f), (ii) under which performance by Seller or an Affiliate has been completed and for which there is no remaining warranty, maintenance, or support obligation, (iii) relating to any General Purchase Agreement.

         "Excluded Leased Equipment" has the meaning assigned in Section 2.8.

         "Excluded Liabilities" has the meaning assigned in Section 2.5.

         "Financial Statements" has the meaning assigned in Section 3.9(a).


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         "Fixtures and Supplies" means all furniture, furnishings and other tangible personal property owned by Seller and used or held for use primarily in the conduct of the Business, including desks, workstations, tables, chairs, file cabinets and other storage devices and office supplies.

         "General Purchase Agreements" shall mean Third-Party supply contracts or other agreements between Seller or an Affiliate and a Third-Party pursuant to which Seller or an Affiliate purchases products or services from such Third-Party for any of Seller's or an Affiliate's businesses other than solely for the Business.

         "Governmental Body" means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

         "Governmental Permits" means all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller with respect to the Business or the Premises and necessary for the operation of the Business as currently conducted under applicable Laws.

         "Hold-back" has the meaning assigned in Section 2.3(a).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning assigned in Section 9.4(a).

         "Indemnifying Party" has the meaning assigned in Section 9.4(a).

         "Intellectual Property" means the Proprietary Information of Seller used or held for use primarily in the Business, assigned to Buyer pursuant to, and as specifically identified and set forth in, the Intellectual Property Agreement.

         "Intellectual Property Agreement" means the agreement in substantially the form set forth as Exhibit C.

         "IRS" means the U.S. Internal Revenue Service.

         "Knowledge" means actual knowledge (conscious awareness), by any Person or employee of said Person of the facts and circumstances in question.

         "Laws" shall mean any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

         "Leased Equipment" means the computers, servers, machinery and equipment and other similar items leased and used by Seller primarily in the conduct of the Business, including items identified on Schedule 2.8.

         "Licenses" means all licenses, agreements and other arrangements, identified on Schedule 2.1(f), under which Seller has the right to use any Proprietary Information of a Third-Party


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to the extent used or held for use primarily in the conduct of the Business, except for Nonassignable Licenses.

         "Licensed Intellectual Property" means the Proprietary Information of Seller licensed to Buyer pursuant to, and as specifically identified and set forth in, the Intellectual Property Agreement.

         "Losses" has the meaning assigned in Section 9.3(a).

         "Lucent" has the meaning assigned in the preamble hereof.

         "Marked Assets has the meaning assigned in Section 5.8(a)(i).

         "Marked Instrumentalities" has the meaning assigned in Section 5.8
(a)(ii).

         "Material Adverse Effect" means any condition, event, occurrence or fact that has a material and adverse effect upon the business, financial condition, assets, liabilities or results of operations of the Business taken as a whole, other than any condition or event (i) relating to the economy in general, (ii) relating to the industries in which the Business operates in general, or (iii) arising out of or resulting from the transactions contemplated hereunder.

         "Material Contracts" has the meaning assigned in Section 3.8(a).

         "Minimum Threshold" has the meaning assigned in Section 9.3(f).

         "Nonassignable Licenses" means those licenses of Proprietary Information to which Seller or an Affiliate is the licensee that are (i) used or held for use primarily in the conduct of the Business, which are not by their terms assignable to Buyer and identified on Schedule 2.2(f), or (ii) primarily related to other businesses of Seller or an Affiliate and not the Business, or
(iii) licenses under any patent of any Third-Party.

         "Other Marked Assets" has the meaning assigned in Section 5.8(a)(v).

         "Pension Plan" has the meaning assigned in Section 3.7(b).

         "Permitted Encumbrances" means any (i) liens for Taxes, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iii) purchase money liens, (iv) licenses granted by Seller or an Affiliate in connection with sales of products in the ordinary course of business, and (v) any Encumbrance or minor imperfection in title and minor encroachments, if any; provided, however, that any encumbrances in clauses
(i), (ii), (iii), (iv), or (v) do not individually or in the aggregate, materially adversely interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially adversely affect the value of the Purchased Assets.


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

         "Person" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

         "Principal Equipment" means all computers, computer hardware, servers, communications networking equipment, information management systems, machinery and equipment and other similar items used by Seller primarily in the conduct of the Business (but not the Leased Equipment), including items identified on
Schedule 2.1(a). Principal Equipment includes rights to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items, but only to the extent such rights are assignable.

         "Proprietary Information" means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public including, but not limited to, works of authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, source code, object code works, copyrightable subject matters, copyright rights and registrations, dies, molds, tools and tooling, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, other user and project documentation, libraries, blueprints, drawings, proprietary processes, product information, development work-in-process, website and web pages.

         "Purchase Price" has the meaning assigned in Section 2.3.

         "Purchased Assets" has the meaning assigned in Section 2.1.

         "Purchased Leased Equipment" has the meaning assigned in Section 2.8.

         "reasonable commercial efforts" means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

         "Required Consent" has the meaning assigned in Section 3.3(b).

         "Seller" has the meaning assigned in the preamble hereof.

         "Seller Marks" has the meaning assigned in Section 5.8(a)(i).

         "Subsidiary" means (i) any corporation in an unbroken chain of corporations beginning with Seller, if each of the Corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporation in such chain, (ii) any partnership in which Seller is a general partner or (iii) any


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

partnership, corporation, limited liability company or similar entity that Seller controls, through the ownership of interests or otherwise.

         "Subcontracted Services Agreement" means the agreement in substantially the form set forth as Exhibit F.

         "Taxes" means all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction taxes, and other taxes and interest, penalties, or additions to tax with respect thereto imposed upon any Person by any Governmental Body under applicable Law.

         "Third-Party" means any Person not an Affiliate of the other referenced Person or Persons.

         "Third-Party Claim" has the meaning assigned in Section 9.4(a).

         "Transferred Employees" has the meaning assigned in Section 5.4(a).

         "Transition Services Agreement" means the agreement in substantially the form set forth as Exhibit E.

         1.2      OTHER DEFINITIONAL AND INTERPRETIVE MATTERS

         Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

         Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

         Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

         Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.


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

         Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

         Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

2. PURCHASE AND SALE OF THE BUSINESS

         2.1 PURCHASE AND SALE OF ASSETS

         Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall grant, bargain, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest of Seller in, to and under the Purchased Assets as the same shall exist on the Closing Date. For purposes of this Agreement, "Purchased Assets" shall mean all the assets, properties and rights used by Seller, whether tangible or intangible, real, personal or mixed, set forth or described in Sections 2.1(a) through 2.1(h), inclusive (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's financial statements:

         (a) the Principal Equipment and the Purchased Leased Equipment;

         (b) the Fixtures and Supplies;

         (c) the Intellectual Property;

         (d) the license grant to the Licensed Intellectual Property (but only to the extent specifically set forth in the Intellectual Property Agreement);

         (e) the Contracts;

         (f) the Licenses;

         (g) the Business Records; and

         (h) the Governmental Permits that are identified on Schedule 2.1(h), but only to the extent assignable or transferable to Buyer.

         2.2 EXCLUDED ASSETS

         Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, the following (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the "Excluded Assets"):

         (a) any of Seller's or its Affiliate's receivables, cash, bank deposits or similar cash items or employee receivables;

         (b) any Proprietary Information of Seller or any Affiliate other than
(i) the Intellectual Property and (ii) certain specified rights in the Licensed Intellectual Property; as expressly provided under the Intellectual Property Agreement;

         (c) any (i) confidential personnel records, subject to Section 5.1(c) below, pertaining to any Business Employee; (ii) other books and records that Seller or any Affiliate is required by Law to retain; provided, however, that Buyer shall have the right to make copies of any portions of such books and records that relate to the Business or any of the Purchased Assets; and (iii) any information management system of Seller or any Affiliate other than those used primarily in the conduct of the Business and contained within Principal Equipment included as a Purchased Asset pursuant to Section 2.1;

         (d) any claim, right or interest of Seller or any Affiliate in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any periods prior to the Closing Date;

         (e) all "Lucent Technologies" marked sales and marketing or packaging materials, samples, prototypes, and other similar Lucent Technologies identified sales and marketing or packaging materials and any marketing studies;

         (f) the Excluded Contracts and the Nonassignable Licenses;

         (g) any insurance policies or rights of proceeds thereof;

         (h) the Excluded Leased Equipment;

         (i) the property or assets specifically identified on Schedule 2.2(i);

         (j) any of Seller's or any Affiliate's rights, claims or causes of action against Third-Parties relating to the assets, properties, business or operations of Seller or any Affiliate arising out of transactions occurring prior to, and including, the Closing Date; and

         (k) any Governmental Permits that are not assignable or transferable.

         (l) all other assets, properties, interests and rights of Seller or any Affiliate not substantially related to the Business and not necessary for the conduct of the Business as presently conducted.

         2.3 PURCHASE PRICE

         (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer, Buyer shall pay to Seller at the Closing, Sixty Million Dollars

($60,000,000) (the "Purchase Price") to be delivered to Seller in accordance with the provisions of Section 2.3(b), in cash by wire transfer of immediately available funds to an account designated by Seller's written instructions to Buyer at least two (2) Business Days prior to Closing.

         (b) Between sixty (60) and seventy (70) days following the Closing Date, Seller will deliver audited statements of Assets Acquired and Liabilities to be Assumed, and Net Sales, Cost of Sales, and Direct Operating Expenses of the Business, as of June 30, 2001 and September 30, 2000 and for the nine and twelve month periods then ended as well as unaudited Net Sales, Cost of Sales, and Direct Operating Expenses of the Business as of June 30, 2000 and for the nine months then ended (the "June 30 Financial Statements"). No later than ninety (90) days following the Closing Date, Seller will deliver unaudited statements of Assets Acquired and Liabilities to be Assumed, and Net Sales, Cost of Sales, and Direct Operating Expenses of the Business, as of September 30, 2001 and for the twelve month period then ended. No later than one hundred twenty (120) days following the Closing Date, Seller will deliver audited statements of Assets Acquired and Liabilities to be Assumed, and Net Sales, Cost of Sales, and Direct Operating Expenses of the Business, as of September 30, 2001 and for the twelve month period then ended (the "Closing Date Financial Statements"). The cost of the audits of the June 30 Financial Statements and the Closing Date Financial Statements shall be paid by Buyer. The cost of consultant's engaged by Seller to assist in the preparation of the June 30 Financial Statements and the Closing Date Financial Statements shall be paid by Seller. The aggregate amount, of liabilities on such Closing Date Financial Statements, which will include deferred revenue, any warranty obligations to be serviced by Buyer, and any other liabilities as determined under generally accepted accounting principles, will be paid over to Buyer on a dollar for dollar basis, so long as such net adjustment is in excess of $10,000. Buyer agrees to reduce such aggregate by the amount of certain prepaid Third-Party license fees whose benefit is given over to Buyer from Seller and which amount to $140,000.

         2.4 ASSUMED LIABILITIES

         On the Closing Date, Buyer shall execute and deliver to Seller one or more Assumption Agreements pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. "Assumed Liabilities" shall mean all liabilities and obligations set forth in this
Section 2.4, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller's books or financial statements:

         (a) the liabilities and obligations arising on or after the Closing Date under the Contracts (excluding the Excluded Contracts), Licenses (excluding the Nonassignable Licenses) and Government Permits (excluding those that are not assignable or transferable ; provided, however, that the obligations related to the Material Contracts shall be those as expressly provided in the Subcontracted Services Agreement until such time as the Material Contracts are assumed.

         (b) the obligations and liabilities with respect to Transferred Employees arising on or after the Closing Date;

         (c) the Permitted Encumbrances related to the Purchase Assets; and

         (d) any liability, know or unknown, absolute or contingent, arising on or after the Closing Date arising out of, resulting from or in any way related to the Purchased Assets or the operation of the Business by Buyer, in each case after the Closing Date.

         2.5 EXCLUDED LIABILITIES

         Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities including without limitation, the following: (a) any liability incurred on or prior to the Closing Date arising out of, resulting from or in any way related to the Purchased Assets or the operation of the Business by Seller; and (b) any liability related to the Purchased Assets or the Business arising out of any event, act, condition or occurrence which took place or occurred on or prior to the Closing Date; (all of such liabilities and obligations not so assumed being referred to herein as the "Excluded Liabilities").

         2.6 BULK SALES LAW

         Buyer hereby waives compliance by Seller with the requirements and provisions of any "bulk-transfer" Laws of any jurisdiction, including Article 6 of the New York Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

         2.7 TAXES

         (a) Buyer shall pay all applicable Taxes and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby, except for Seller's net income and capital gains taxes or franchise or other taxes based on Seller's net income.

         (b) Buyer shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) immediately beginning after the Closing Date. Seller shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) prior to or on the Closing Date.

         2.8 LEASED EQUIPMENT

         On or prior to the Closing Date, Seller shall provide Buyer with the costs and other terms applicable to the Leased Equipment identified on Schedule
2.8 and Buyer shall decide whether such Leased Equipment will (i) (x) transfer to Buyer as of the Closing Date by Buyer assuming the leases for such equipment in which case such lease agreements shall be deemed Contracts hereunder and added to Schedule 2.1(e), or (y) be acquired by Buyer as of the Closing Date by Buyer paying for the costs of purchasing such equipment pursuant to the leases (the "Purchased Leased Equipment"), or (ii) remain the property of the Seller as of the Closing Date (the "Excluded Leased Equipment").

         2.9 NO LICENSES

         As all title, right and license to the Intellectual Property and Licensed Intellectual Property furnished to Buyer in connection with this transaction are specified exclusively in the Intellectual Property Agreement, no title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to Seller's or any of its Affiliates', Proprietary Information, either directly or indirectly, by implication, by estoppel or otherwise.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

         3.1 ORGANIZATION AND QUALIFICATION

         Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a Material Adverse Effect.

         3.2 AUTHORIZATION; BINDING EFFECT

         (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party, to perform fully its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party by all requisite corporate action.

         (b) This Agreement has been duly executed and delivered by Seller. This Agreement is, and when duly executed and delivered by Seller the Collateral Agreements will be, valid and legally binding obligations of Seller, enforceable against it, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

         3.3 NON-CONTRAVENTION; CONSENTS

         (a) Assuming that all Required Consents listed in Schedule 3.3(b) have been obtained, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Seller's charter or by-laws (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Seller is a party or by which it or its assets or properties are bound and which relates to the Business or Purchased Assets, which violation breach or default could reasonably be expected to have a Material Adverse Effect or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller or any of its properties, including the Purchased Assets which violation could reasonably be expected to have a Material Adverse Effect.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Seller will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller, except for (i) any filings required to be made under the HSR Act, (ii) consents or approvals of Third-Parties that are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto as set forth in Schedule 3.3(b) (items (i) and (ii) being referred to herein as the ("Required Consents") and (iii) such consents, approvals, authorizations, orders, registrations, declarations or filings where failure of compliance could not reasonably be expected to have a Material Adverse Effect.

         3.4 TITLE TO PROPERTY; PRINCIPAL EQUIPMENT; SUFFICIENCY OF ASSETS

         (a) Seller has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, all Purchased Assets free and clear of any Encumbrances except for Permitted Encumbrances.

         (b) Each item of Principal Equipment is in reasonable operating condition, in light of its respective age, is adequate for the purposes for which it is currently being used and is not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs. The Purchased Leased Equipment is in reasonable operating condition in light of its age.

         (c) Except for (i) the assets that will be used in connection with providing services under the Transition Service Agreement and (ii) the Excluded Assets, the Purchased Assets and the Business Employees and the rights to be acquired under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement) include all assets, personnel and rights that are necessary to conduct the Business as currently conducted by Seller. Seller has disclosed to Buyer the extent to which the Excluded Assets are necessary to conduct the Business as currently conducted by Seller. In the event this Section 3.4(c) is breached because Seller has failed to identify and transfer any assets or properties or provide any services used in the Business, such breach shall be deemed cured if Seller promptly transfers such properties or assets or provide such services to Buyer, and Buyer shall have no further remedy with respect thereto other than with respect to losses resulting from events occurring prior to such transfer or provision of services.

         3.5 PERMITS, LICENSES

         (a) Except as set forth on Schedule 2.1(h), there are no material Governmental Permits necessary for or used by Seller to operate the Business as now being operated, which Governmental Permits are required by currently effective Laws.

         (b) Each Governmental Permit is valid and in full force and effect, and Seller is not in default or breach thereof other than any such default or breach which could not reasonably be expected to have a Material Adverse Effect. No proceeding is pending or to Seller's Knowledge threatened to revoke or limit any such Governmental Permit. Seller has provided to Buyer a true and complete copy of each such Governmental Permit, including all amendments thereto.

         3.6 COMPLIANCE WITH LAWS; LITIGATION

         (a) Except as set forth on Schedule 3.6(a), with respect to the Business conducted by it, Seller is in compliance with all applicable Laws and all decrees, orders, judgments, permits and licenses of or from Governmental Bodies except for failures to comply that could not reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth on Schedule 3.6(b), with respect to the Business conducted by Seller, there are no actions, suits, proceedings or governmental investigations pending or, to Seller's Knowledge, threatened against it that could be reasonably expected to have a Material Adverse Effect.

         3.7 BUSINESS EMPLOYEES

         (a) Schedule 3.7(a) contains a complete and accurate list of all the Business Employees as of the date specified on such list, showing for each Business Employee the position held, aggregate annual compensation for Seller's last fiscal year, most recent bonus or incentive compensation payment, date of birth, date of hire, social security number, adjusted service date for purposes of determining Benefit Plan eligibility, vesting and accruals and such other information as Buyer may reasonably request. Except as set forth on Schedule 3.7(a), none of Business Employees is covered by any union, collective bargaining or other similar labor agreements.

         (b) With respect to each of the Benefit Plans of Seller with respect to all Business Employees, Seller has made available to the Buyer true and complete copies of the most recent summary plan or other written description. Such plans and their administration are the sole responsibility of Seller. Each Benefit Plan of Seller with respect to all Business Employees has been operated in material compliance with applicable law, including ERISA, and in accordance with its terms. There is no pending or threatened legal action, suit or claim relating to any Business Employee under any Benefit Plan (other than ordinary course claims for benefits). Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to the Pension Plans. All premiums due and payable to the Pension Benefit Guaranty Corporation with respect to the Pension Plans have been paid. The Pension Benefit Guaranty Corporation has not instituted any proceeding to terminate any of the Pension Plans. No event has occurred, and there exists no condition or set of circumstances, that presents a risk that any part or future termination of any of the Pension Plans could result in liability on the part of the Business or Buyer to the Pension Benefit Guaranty Corporation. No notice of a reportable event (within the meaning of Section 4043(b) of ERISA) has been filed with the Pension Benefit Guaranty Corporation by the plan administrator of any of the

Pension Plans, nor has any such reportable event occurred. No Pension Plan has an accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA. Neither Seller nor any predecessor in interest thereto, nor any trade or business under common control with Seller or any predecessor in interest thereto (within in the meaning of Section 414(i) of the Internal Revenue Code), has ever contributed to any Pension Plan that is a multi-employer plan for the benefit of Seller's employees. Except as disclosed on Schedule 3.7(b), Seller does not have any obligations for retiree health and life benefits under any Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits.

         (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any material payment (including severance, golden parachute or otherwise) becoming due under any Benefit Plan to any Business Employee; or (iii) result in the acceleration of the time of payment or vesting of any benefits to any benefits to any material extent to any Business Employee.

         (d) As relates to the Business, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, or (iii) any proceeding asserting Seller has committed an unfair labor practice or seeking to compel it to bargain with any collective bargaining agent.

         3.8 CONTRACTS

         (a) Schedule 2.1(e) contains a complete and accurate list of all outstanding Contracts that would require over the full term thereof payments by or to Seller of more than $175,000 (the "Material Contracts"). Each of such Material Contracts are valid, binding and enforceable against Seller and to Seller's Knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth on Schedule 2.1(e), Seller is not in default or breach of or is otherwise delinquent in performance under any such Material Contract, and, to Seller's Knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Material Contracts and no event has occurred that, whether with or without notice, lapse of time, or both, would constitute such a default. Seller has provided to Buyer a true and complete copy of all Material Contracts as in effect on the date hereof, including all amendments thereto, except where Seller is prohibited from doing so under the terms of the Material Contract. Seller has no contracts for design, or development of computer program code primarily related to the Business.

         3.9 FINANCIAL STATEMENTS; ABSENCE OF CHANGES

         (a) Seller has furnished to Buyer an unaudited statement of Assets to be Acquired and Liabilities to be Assumed as of June 30, 2001, attached hereto as Schedule 3.9 (the "Financial Statements").

         (b) Except as set forth on Schedule 3.9, since June 30, 2001 Seller has conducted and operated the Business in the ordinary course and (i) the Business has not suffered any Material Adverse Effect or any event, condition or change that could reasonably be expected to have a Material Adverse Affect, and (ii) Seller has not taken any action prohibited by Section 5.2.

         3.10 INTELLECTUAL PROPERTY

         (a) Lucent owns or has valid licenses to the Assigned Marks (except common law marks listed in Schedule A of Exhibit C attached to the Intellectual Property Agreement), Assigned Software, Licensed Software and Licensed Patents sufficient to grant the rights and licenses that are granted to Purchaser under the Intellectual Property Agreement, and (b) to the knowledge of the senior management of the Business and Lucent's intellectual property business litigation group, there are no written claims nor pending legal proceedings of any Third-Party pertaining to the Assigned Marks, Assigned Software, Licensed Software and Licensed Patents which would materially impact the rights and licenses granted under the Intellectual Property Agreement.

         (b) The rights and licenses granted to Buyer under the Assigned Marks, Assigned Software, Licensed Software and Licensed Patents as set forth in the Intellectual Property Agreement include all such rights (which Lucent owns or has the right to license without the payment of fees, except for those relating to the NMAKE and SABLIME software development tools) necessary to conduct the Business as currently conducted as of the Closing Date without a Material Adverse Affect on the Business, and Purchaser's sole remedy for breach of this
Section 3.10(b) shall be the assignment or licensing by Seller or one of Seller's Subsidiaries to Purchaser, in accordance with the terms provided in the Intellectual Property Agreement, of those components of the Assigned Marks, Assigned Software, Licensed Software, and Licensed Patents which are required to so conduct the Business.

         (c) No material copper-loop network measurement or analysis functions are performed by the BASE Software specified in Exhibit B to the Intellectual Property Agreement.

         (d) To the actual knowledge of the senior management of the Business as of the Closing Date, there are no copy protection or similar mechanisms within the Assigned Software or Licensed Software, as defined in the Intellectual Property Agreement, which will, either now or in the future, interfere with the grants made in this Agreement or the Intellectual Property Agreement.

         (e) To the actual knowledge of the senior management of the Business as of the Closing Date, the Assigned Software or Licensed Software, as defined in the Intellectual Property Agreement, does not contain any malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy or alter the Assigned Software or Licensed Software, as defined in the Intellectual Property Agreement, or which could, in any manner, reveal, damage, destroy or alter any data or other information accessed through or processed by the Assigned Software or Licensed Software, as defined in the Intellectual Property Agreement, in any manner. Seller shall immediately advise Buyer, in writing, upon reasonable suspicion or actual knowledge that the Assigned Software or Licensed Software, as defined in the Intellectual Property Agreement, provided under this Agreement or the Intellectual Property Agreement may result in the harm described above.

         (f) To the actual knowledge of the senior management of the Business as of the Closing Date, there is no technology or software of a Third-Party incorporated into the Assigned Software.

         3.11 BUSINESS RECORDS

         The Business Records of the Business have been maintained in the ordinary course of business and are complete and correct in all material respects.

         3.12 NO UNDISCLOSED INFORMATION

         Except as disclosed herein, Seller has no Knowledge of any matter involving Seller which would have a reasonable likelihood of having a Material Adverse Effect on the Business. Neither this Agreement nor any document, certificate or statement furnished or to be furnished to Buyer by or on behalf of Seller in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13 BROKERS

         No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisors' or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or an Affiliate.

         3.14 CUSTOMERS

         Schedule 3.14 sets forth the eleven largest customers' of the Business for the fiscal year ending September 30, 2000. To the Knowledge of Seller, Seller has received no notice that any such customer (i) has ceased or will cease, to do business with the Business, (ii) has sought or is seeking material reductions to the price it pays to the Business or (iii) has asserted a claim related to the product or services supplied by the Business which could materially adversely affect the future relationship with that customer, including in each case after the consummation of the transaction contemplated hereby.

         3.15 NO OTHER REPRESENTATIONS OR WARRANTIES

         Except for the representations and warranties contained in this Section 3, none of Seller, any Affiliate or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Business, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         4.1 ORGANIZATION AND QUALIFICATION

         Buyer is a corporation duly organized, validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania, and Buyer has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a material adverse effect on the Buyer's business taken as a whole.

         4.2 AUTHORIZATION; BINDING EFFECT

         (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements, to perform fully its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all requisite corporate action.

         (b) This Agreement has been duly executed and delivered by Buyer. This Agreement is, and when duly executed and delivered by Buyer the Collateral Agreement will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

         4.3 NO VIOLATIONS; CONSENTS

         (a) The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer's charter or by-laws, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any of its properties.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby except for any filings required to be made under the HSR Act.

         4.4 BROKERS

         Other than Parker/Hunter Incorporated, the fees and expenses of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or an Affiliate.

         4.5 REPRESENTATIONS AND WARRANTIES; DISCLOSURE SCHEDULE

         (a) With respect to the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate, or any agent, employee, attorney or other representative of Seller or by any Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally.

         (b) Buyer acknowledges that it has made its own assessment of the future of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer further acknowledges that neither Seller nor any Affiliate has made any warranty, express or implied, as to the future of the Business or its profitability for Buyer, or with respect to any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the Business and the negotiation and the execution of this Agreement.

         (c) To the extent reasonably apparent from its context, disclosure by Seller on any one Schedule delivered pursuant to this Agreement at or prior to the Closing shall be disclosure as to all such Schedules;.

         (d) Buyer acknowledges that any information disclosed by Seller in the attached Schedules under any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement where such disclosure is reasonably apparent by from the context of the disclosure exception to such other section numbers.

         4.6 SUFFICIENCY OF FUNDS

         Buyer (i) has funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; and (ii) has the resources and capabilities (financial or otherwise) to perform hereunder and under the Collateral Agreements.

5. CERTAIN COVENANTS

         5.1 ACCESS AND INFORMATION

         (a) After the Closing Date, Seller and Buyer will provide, and will cause their respective Affiliates to provide, to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Business or the Purchased Assets, and will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities relating to the Business or the Purchased Assets, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon not less than two (2) Business Days' prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

         (b) From time to time following the Closing, Seller hereby agrees to make available, or to cause its Affiliates to make available, to Buyer non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Buyer to transition such employees into Buyer's records.

         (c) Buyer agrees to preserve all Business Records, Licenses and Governmental Permits for at least seven (7) years after the Closing Date. After this seven-year period and at least ninety (90) days prior to the planned destruction of any Business Records, Licenses or Governmental Permits, Buyer shall notify Seller in writing and shall make available to Seller, upon its request, such Business Records, Licenses and Governmental Permits.

         5.2 TAX REPORTING AND ALLOCATION OF CONSIDERATION

         (a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee in connection with operating the Business prior to or on the Closing Date, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Employee in connection with operating the Business after the Closing Date.

         (b) Seller and Buyer recognize their mutual obligations pursuant to
Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than thirty (30) days after Closing attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price among the Purchased Assets consistent with the provisions of

Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) of this paragraph for timely filing with each of their respective federal income tax returns. If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation.

         5.3 BUSINESS EMPLOYEES

         (a) On the day following the Closing, Buyer shall make offers of employment to all Business Employees listed on Schedule 3.7(a) (including those absent due to vacation, holiday, illness, leave of absence or disability) providing for salary and benefits comparable to those provided to similarly situated employees of Buyer. The base salary offered to each of the Business Employees will be at least as much as that currently earned by such Business Employee for his or her employment by Seller. All Business Employees who accept employment with Buyer shall be referred to as "Transferred Employees." All Business listed on Schedule 3.7(a) shall be terminated by Seller effective as of the Closing Date and Seller shall provide no severance benefits to such Business Employees.

         (b) The offers of employment by Buyer to the Business Employees are to be made effective as of the Closing Date. Employment with Buyer of Transferred Employees shall be effective as of the Business Day following the close of business on the Closing Date, except that the employment of (i) individuals receiving disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Buyer within 90 days after the Closing Date, and (ii) individuals who are in the process of applying for visas will become effective as of the date that their visas are transferred to Buyer. The Transferred Employees described in (i) and (ii) in the interim will continue to be employed by Seller and made available pursuant to the Transition Services Agreement to Buyer who shall reimburse Seller for all direct costs of such employment. As of the effective date of employment by Buyer, all Transferred Employees shall be eligible to participate in the Benefit Plans and other fringe benefits of Buyer on the same basis as such plans and benefits are offered to similarly situated employees of Buyer. Buyer will recognize any prior service of any Transferred Employees recognized by Seller as if it had been services with Buyer for purposes of (i) eligibility for participation and vesting under its 401(k) plan, (ii) eligibility to participate in Buyer's medical, dental insurance and other welfare benefits currently offered by Buyer, and (iii) accruing annual vacation and sick leave under Buyer's appropriate schedule applicable to Transferred Employees. Buyer agrees that any pre-existing condition clause in any of Buyer's health or disability insurance policies shall not be applicable to Transferred Employees; provided any such Transferred Employee is enrolled in the health and disability plans of Seller and its Affiliates immediately prior to Closing. Seller shall permit Transferred Employees to make claims against Seller's health/medical flexible spending arrangement through Closing, if applicable. Buyer will continue to provide relocation assistance to those Business Employees receiving it as of the Closing Date and tuition assistance to those Business Employees who are receiving such benefits as of the Closing Date for the current academic session. The employment be by Buyer of the Transferred Employees shall not be construed to limit the ability of Buyer to terminate any such Transferred Employees at any time following the Closing Date.

         (c) Seller shall remain responsible for all employment and employee benefit related claims, liabilities or obligations of whatever nature with respect to (i) all Business Employees (and for this purpose all former, temporary and other employees) who do not become Transferred Employees, whether arising from or relating to claims incurred or based on events, acts, omissions or conduct or course of conduct occurring before or after the Closing Date and (ii) all Transferred Employees with respect to claims incurred or based on events, acts, omissions, conduct or course of conduct, all or some part of which occurred prior to Closing. Buyer shall not at any time assume any liability for benefits of any active, terminated, vested or retired participants in Seller's Benefit Plans. Buyer shall be responsible only for employment and employee benefit related liabilities or obligations with respect to any Transferred Employee with respect only to claims incurred or based on events, acts, omissions, conduct in course of conduct occurring entirely after Closing.

         (d) Seller shall cause all Transferred Employees to become fully vested in their account balances under the Lucent Savings Plan ("LSP") and the Lucent Technologies, Inc. Long Term Savings and Security Plan ("LTSSP") on or before each Transferred Employee's date of hire with Buyer. Buyer shall permit Transferred Employees to make a direct rollover of their account balances from the LSP and LTSSP, as applicable, to Buyer's defined contribution plan intended to qualify under Code Sections 401(a) and 401(k) ("Buyer's Savings Plan") in the form of cash. Rollovers of securities, promissory notes or other property, in kind, will not be accepted.

         (e) Except as approved in advance by buyer in writing, Seller shall not make any promises or commitments to any Business Employee with regard to his or her employment status with Buyer or the terms and conditions upon which such employment might occur to be continued nor make any changes in the terms or conditions of such Business Employees employment prior to the Closing.

         5.4 REGULATORY COMPLIANCE

         Buyer and Seller shall cooperate, and shall cause their respective Affiliates to cooperate, with the other in making filings under the HSR Act, and each party shall use its reasonable commercial efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Body may assert under the antitrust Laws with respect to the transactions contemplated hereby. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust Laws, Buyer and Seller shall use, and shall cause their respective Subsidiaries to use, their respective reasonable commercial efforts to resist or resolve such action.

         5.5 USE OF LUCENT'S NAME

         (a) Buyer and Seller agree as follows:

                  (i) Within three (3) months after the Closing Date, Buyer shall remove "Lucent" or "Lucent Technologies" or other similar marks (other than those assigned to Buyer in Schedule A of Exhibit C of the Intellectual Property Agreement) (the "Seller Marks") from all signs of the Business.

                  (ii) Immediately after the Closing Date, Buyer shall cease using the Seller Marks in all invoices, letterhead, advertising and promotional materials, office forms or business cards.

                  (iii) Within three (3) months after the Closing Date, Buyer shall cease using the Seller Marks in electronic databases, web sites, product instructions, and other materials, printed or otherwise (all such materials of the Business together with the signs described in clauses (i) and (ii) above, the "Marked Assets");

                  (iv) Buyer shall not be required at any time to remove any previously authorized use of the Seller Marks from schematics, plans, manuals, drawings, equipment, and the like of the Business in existence as of the Closing Date to the extent that such instrumentalities are used in the ordinary internal conduct of the Business and are not generally observed by the public or are intended for use as means to effectuate or enhance sales (such items, "Marked Instrumentalities").

                  Buyer shall use Reasonable Efforts to remove the Seller Marks from those assets of the Business that are not Marked Instrumentalities including those assets reasonably used in the conduct of the Business after the Closing Date (such assets, "Other Marked Assets"). For the purposes of this
Section 5.9 "Reasonable Efforts" means Buyer shall remove the Seller's Marks from such Other Marked Assets but only at such time when such asset is not operated or otherwise is taken out of service in the normal course of business due to regular maintenance or repair (but only for such repairs or maintenance where such removal could normally be undertaken) whichever occurs first; provided that, in no event shall Buyer use the Seller Marks after the date which is six (6) months from the Closing Date. Buyer shall not be required to perform such removal on such Other Marked Assets that are not or no longer used, or if discontinuance of use of such Other Marked Assets is reasonably anticipated during such time period; provided, such Other Marked Assets is reasonably anticipated during such time period; provided, such Other Marked Assets are not sold or otherwise transferred to Third Party absent Lucent's prior written approval.

                  (v) Seller hereby grants to Buyer a limited right to use Seller Marks with regard to the Marked Assets, Other Marked Assets and Marked Instrumentalities during the periods, if any, specified in clauses (i) - (iv) above.

                  (vi) Buyer acknowledges and agrees that Lucent is the owner of the Seller Marks and all goodwill attached thereto. This Agreement does not give the Buyer any interest in the Seller Marks except the right to use the Seller Marks in accordance with this Agreement and the Intellectual Property Agreement. Buyer agrees not to attempt to register the Seller Marks nor to register anywhere in the world a mark same as or confusingly similar to the Seller Marks.

         (b) In no event shall Buyer or any Affiliate of Buyer advertise or hold itself out as Lucent or an Affiliate of Lucent after the Closing Date.

         5.6 CONSENTS OF THIRD PARTIES

         (a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, License, Governmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Third Party or a Governmental Body or is cancelable by a Third-Party in the event of an assignment ("Nonassignable Assets") unless and until such consents shall be given. Seller and Buyer shall, or Seller shall cause its Affiliates to, cooperate to take all necessary action and use all reasonable commercial efforts to obtain all such consents, approvals and authorizations necessary to convey the Nonassignable Assets in accordance with this Agreement and the Collateral Agreements; provided, however, that such cooperation shall not require Seller or any of its Affiliates to remain secondarily liable or require Seller or Buyer to make any payment to obtain any such consent with respect to any Nonassignable Asset.

         (b) To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by Seller or is Affiliates in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller's or one of its Affiliate's name and all benefits and obligations existing thereunder shall be for Buyer's account. Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller or its Affiliates shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets pursuant to the terms and conditions of the Subcontracted Services Agreement.

         (c) As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate's behalf with respect thereto.

         5.7 ACQUISITION FINANCIAL STATEMENTS

         Seller will use reasonable efforts to coordinate and cooperate with Buyer in supplying the audited statements of Assets to be Acquired and Liabilities to be Assumed, and Net Sales, Cost of Sales and Direct Operating Expenses of the Business as of June 30, 2001 in accordance with Section 2.3(b), to enable Buyer to comply with its reporting obligations to the Securities and Exchange Commission.

         5.8 FURTHER ASSURANCES

         From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

         5.9 ALL REASONABLE EFFORTS

         Seller and Buyer shall use all reasonable commercial efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to it to be met as promptly as practicable.

         5.10 NON COMPETITION; NON SOLICITATION

         (a) Seller covenants and agrees that, unless the prior written consent of the Buyer is obtained, for a period of five (5) years after the Closing, Seller will not, directly or indirectly, individually, in association or in combination with any other Person, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, be employed by, associated with or lend Seller's name or any similar name to, or lend Seller's credit to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Business anywhere in the world except in relation to the activities of Seller permitted under the Supply Agreement.

         (b) Seller covenants and agrees, unless the prior written consent of the Buyer is obtained, for a period of five (5) years after the Closing, Seller will not directly or indirectly, either for itself or any other Person (i) induce or attempt to induce any of the Transferred Employees to leave the employ of the Buyer, or (ii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any of the Transferred Employees.

         (c) Seller covenants and agrees, unless the prior written consent of the Buyer is obtained, for a period of five (5) years after the Closing, Seller will not directly or indirectly, either for itself or any other Person, (i) solicit the business of any Person known to Seller to be a customer of the Business, whether or not Seller had personal contact with such Person, with respect to the sale of such Person of products or services which compete in whole or in part with the products, services or activities of the Business, except in relation to the activities of Seller permitted under the Supply Agreement or (ii) induce or attempt to induce any customer or supplier of the Business, or other Third-Party with whom the Business has a relationship to cease doing business with the Business.

         (d) Seller acknowledges that the covenants set forth in this Section
5.10 are an essential element of this Agreement and that, but for its agreement to comply with these covenants, Buyer would not have entered into this Agreement and that such covenants are necessary in order to protect and maintain the proprietary and other business interests of the Buyer and are reasonable and proper.

         (e) Nothing in this Section 5.10 shall prevent Seller from (i) being engaged in the activities of Seller permitted under the Supply Agreement (ii) owning directly or indirectly not more than 5% of the issued shares voted on a recognized stock exchange of a company engaged in a business that competes in whole or in part with the products, services or activities of the Business anywhere in the world.

         (f) It is the intention of the parties that the provisions of Section
5.10 hereof shall be enforceable to the fullest extent permissible under applicable Law. Seller acknowledges that a breach or default in the full performance of any covenants, agreements or obligations of Seller set forth in this Section 5.10 will cause substantial and irreparable injury to Buyer and that such injury would not be readily susceptible to measurement and compensation in monetary damages. Accordingly, Seller covenants and agrees that if Seller breaches or defaults in the full performance of any of the covenants, agreements or obligations of Seller set forth in this Section 5.10, Buyer will have, in addition to all other rights and remedies available to it, at law or in equity, the right to seek appropriate injunctive relief.

         (g) If Buyer prevails in a proceeding for damages or injunctive relief, Seller agrees that Buyer, in addition to other relief, shall be entitled to reasonable attorney's fees, costs and the expenses of litigation incurred by Buyer in securing the relief granted by the court.

6. CONFIDENTIAL NATURE OF INFORMATION

         6.1 CONFIDENTIALITY AGREEMENT

         Unless and until the transactions contemplated hereby are consummated, Buyer and its officers, employees, representatives and agents will hold in strict confidence, and not use in any way except in connection with the transactions contemplated by this Agreement (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information.

         6.2 SELLER'S PROPRIETARY INFORMATION

         (a) Except for Proprietary Information conveyed to Buyer as part of the Purchased Assets, and except as provided in Section 6.2(b) and 6.2(d), after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller's and its Affiliates' Proprietary Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about Seller's and its Affiliates' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hard, data, prototypes, connecting requirements or other technical and business information.

         (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that:

                  (i) at the time of disclosure was already known to Buyer other than through this transaction, free of restriction as evidenced by documentation in Buyer's possession;

                  (ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

                  (iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

                  (iv) to the extent it is independently developed by Buyer; or

                  (v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

         (c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the written opinion of Buyer's counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

         (d) Except to the extent that disclosure thereof is required under accounting, stock exchange or Federal Securities Laws disclosure obligations, the terms and conditions of this Agreement, and all attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6; provided, however, that such may be disclosed to the extent agreed upon pursuant to Section 10.7. Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller (including but not limited to, the Intellectual Property Agreement) that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7. CLOSING

         At the Closing, the following transactions shall take place:

         7.1 DELIVERIES BY SELLER

         On the Closing Date, in addition to the Purchased Assets, Seller shall deliver to Buyer the following:

         (a) the Collateral Agreements together with each document to be delivered thereunder;

         (b) Required Consents theretofore obtained by Seller;

         (c) an opinion or opinions of Counsel for Seller, dated the Closing Date, with respect the matters described in Sections 3.1, 3.2, and 3.3(a) in a form and subject to such exceptions as are customary for Transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Buyer;

         (d) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the best of his or her Knowledge the fulfillment of the conditions set forth in Sections 8.2(a) and (b);

         (e) bills of sale, assignments and such other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets.

         7.2 DELIVERIES BY BUYER

         On the Closing Date, Buyer shall deliver to Seller the following:

         (a) the Purchase Price as provided in Section 2.3;

         (b) the Collateral Agreements together with each document to be delivered thereunder;

         (c) an opinion or opinions of Counsel for Buyer, dated the Closing Date, with respect to the materials described in Sections 4.1, 4.2, and 4.3(a) in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby which form shall be reasonably acceptable to Seller;

         (d) a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the best of his or her Knowledge the fulfillment of the conditions set forth in Sections 8.3(a) and (b);

         (e) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities; and

         (f) a certificate of the Secretary certifying that this Agreement, the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been authorized pursuant to resolutions duly and validly adopted by the Board of Directors of Seller.

         7.3 CLOSING DATE

         Subject to the terms and conditions set forth herein, the Closing shall take place upon the execution and delivery of this Agreement and all acts and deliveries prescribed by this Article 7 (such date and time being referred to herein as the "Closing Date").

         7.4 CONTEMPORANEOUS EFFECTIVENESS

         All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8. CONDITIONS PRECEDENT TO CLOSING

         8.1 GENERAL CONDITIONS

         The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         (a) No Injunctions. No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or the Collateral Agreements.

         (b) Antitrust Laws. Any applicable waiting period under the HSR Act or other applicable antitrust Laws relating to the transactions contemplated by this Agreement or the Collateral Agreements shall have expired or been terminated.

         8.2 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by
Buyer:

         (a) Representations and Warranties of Seller True at Closing. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct when made and at and as of the Closing Date, with the same force and effort as though such representations and warranties were made at and as of such time, except that, to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date, except in each case where the failure of any such representations and warranties, not already qualified as to materiality or "Material Adverse Effect", to be true and correct, individually or in the aggregate, on any such date would not be reasonably likely to have a Material Adverse Effect.

         (b) Performance by Seller. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

         (c) Seller shall have delivered to Buyer, each of the documents and instruments required to be delivered under Section 7.1.

         8.3 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by
Seller:

         (a) Representations and Warranties of Buyer True at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct when made and at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date except in each case where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, in any such date would not reasonably likely have a Material Adverse Effect.

         (b) Performance by Buyer. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

         (c) Buyer shall have delivered to Seller, each of the documents and instruments required to the delivered under Section 7.2.

9. STATUS OF AGREEMENTS

         The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

         9.1 EFFECT OF BREACH

         In the event of a failure to satisfy the conditions specified in Sections 8.2(a) and (b) that is known by the Buyer prior to Closing and that cannot be or is not cured by Seller upon prior notice and the passage of a reasonable period of time, the Buyer may elect not to proceed with the Closing hereunder, which, except as provided in Section 11.2, shall be the Buyer's sole remedy in such case.

         9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing for a period of two (2) years following the Closing Date. An Indemnified Party shall have no right to bring a claim for Indemnification pursuant to Section 9.3(a) unless the Indemnified party shall have given to the Indemnifying Party a notice of such claim prior to the expiration of this survival period.

         9.3 GENERAL AGREEMENT TO INDEMNIFY

         (a) Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, any Affiliate thereof, and any director, officer or employee of such party or Affiliate thereof from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) a breach of any representation or warranty of such party contained in this Agreement, or (ii) a breach by or any failure to perform by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

         (b) Seller further agrees to indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) Buyer's waiver of any applicable Bulk Sales Laws; (iii) any claim, demand or liability for Taxes imposed on the Buyer for which Seller is responsible pursuant to Section 2.7; (iv) any claims of any Business Employee employed by Buyer in connection with any Benefit Plan of Seller or such Business Employee's employment with Seller accruing prior to and including the Closing Date.

         (c) Buyer further agrees to indemnify and hold harmless Seller with respect to: (i) any failure of Buyer to discharge any of the Assumed Liabilities; and (ii) any claim, demand or liability for Taxes imposed on Seller for which Buyer is responsible pursuant to Section 2.7;

         (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3 and Treasury Reg. Section 1.1060-1T(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined in Section 9.4(a)) both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

         (e) The amount of the Indemnifying Party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by the Indemnified Party. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 9.3, provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgement believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other charge backs to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

         (f) The Indemnifying Party's liability for all losses in respect of claims made under Section 9.3(a) shall be subject to the following limitations. No claim under Section 9.3(a) may be made against the Indemnifying Party until the aggregate amount of the Losses incurred by the Indemnified Party shall exceed 0.5% of Purchase Price (the "Minimum Threshold"). Once the Minimum Threshold has been reached, claims under Section 9.3(a) may be made against the Indemnifying Party, on a dollar for dollar basis, for payment of the amount of any and all such Losses above the Minimum Threshold up to the limitation provided in the next sentence of this Section 9.3(f). The Indemnifying Party's aggregate liability for Losses attributable to all claims under Section 9.3(a) shall not exceed 15% of Purchase Price. The Indemnified Party may not make a claim for indemnification under Section 9.3(a) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 9.2. The foregoing limitations shall not apply to any claims based on knowing intentional conduct that would constitute fraud.

         (g) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement.

         (h) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive, exemplary or consequential loss or damage arising out of this Agreement, provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third-Party Claims. Notwithstanding anything in this Agreement to the contrary, any liability of the Indemnified Party under this Agreement shall be reduced to the extent that the Loss suffered by the Indemnified Party in respect of which a claim is made is the result of any failure by the Indemnified Party, after Closing, to take responsible steps to mitigate the effect of the Loss concerned, so long as the Indemnified Party is not obligated to take any action materially detrimental to the business interests of the Indemnified Party.

         (i) The rights to indemnification under Section 9.3 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification.

         9.4 GENERAL PROCEDURES FOR INDEMNIFICATION INVOLVING THIRD-PARTIES

         (a) In the case of any claim asserted by a Third-Party against a party entitled to indemnification under this Agreement (the "Indemnified Party") the Indemnified Party shall promptly notify the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third-Party, in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of a Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third-Party and the claims for equitable relief are incidental to the claims for money damages.

         (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

         (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or
(ii) does not provide for a complete release by such Third-Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         (d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in Section 9.3, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim in accordance with the procedures in Section 9.5.

         9.5 RESOLUTION OF CLAIMS

         The parties shall undertake, in good faith, to resolve any dispute between the parties with respect to any claim. If informal procedures prove to be ineffective, the parties shall refer the dispute to non-binding mediation in accordance with the applicable rules of the American Arbitration Association. If the parties are unable to agree on a resolution of the dispute either through mediation or other channels within a reasonable time period, the respective rights of the parties shall be determined in accordance with the rules of the American Arbitration Association via binding arbitration, unless the issue of Seller's or Buyer's indemnification obligation hereunder has been or will be decided in litigation involving a Third-Party Claim in which Seller and Buyer are each parties. The arbitration shall be conducted in New York by three arbitrators, each of whom shall have experience reasonably related to the software field. Buyer and Seller each shall have the right to designate one of the arbitrators. The third arbitrator shall be designated by mutual agreement of the parties or, if they cannot agree, by mutual agreement of the two arbitrators. The decision of the arbitrators in any arbitration pursuant hereto will be final and binding upon the parties, and the judgment of a court of competent jurisdiction may be entered thereon. Fees of the arbitrators and costs of arbitration shall be borne by the parties in such manner as shall be determined by the arbitrators.

10. MISCELLANEOUS PROVISIONS

         10.1 NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

         (a) If to Seller, to:   Lucent Technologies Inc.
                                 Attn: President, Networking Operations Systems
                                 600 Mountain Avenue
                                 Murray Hill, NJ 07974-0636
                                 United States of America
                                 Facsimile:  To be provided separately

         With a copy to:
                                 Lucent Technologies Inc.
                                 Attn: Senior Vice President and General Counsel 600 Mountain Avenue
                                 Murray Hill, NJ 07974-0636
                                 United States of America
                                 Facsimile:  To be provided separately


         (b) If to Buyer, to:
                                 Tollgrade Communication, Inc.
                                 Attn:  Christian L. Allison
                                 493 Nixon Road
                                 Cheswick, PA  15024
                                 United States of America
                                 Facsimile:  412-820-1531

         With a copy to:
                                 Robert K. Morris, Esq.
                                 Reed Smith LLP
                                 435 Sixth Avenue
                                 Pittsburgh, PA  15219
                                 United States of America
                                 Facsimile:  412-288-3063

         10.2 EXPENSES

         Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

         10.3 ENTIRE AGREEMENT; MODIFICATION

         The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the Collateral Agreements, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. With respect to Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or pursuant hereto, no party has been induced by or has relied upon any representations, warranties, or statements, whether express or implied, made by any other party, its agents, employees, attorneys or other representatives or by any Person representing or purporting to represent the other party that are not expressly set forth in this agreement or the Collateral Agreements (including the Schedules and exhibits hereto and thereto), whether or not any such representations, warranties or statements where made in writing or orally. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 11.4.

         10.4 ASSIGNMENT; BINDING EFFECT; SEVERABILITY

         This Agreement may not be assigned by any party hereto without the other party's written consent, except that Buyer may assign the Purchased Assets to its wholly-owned subsidiary Tollgrade Acquisition Company, a Delaware corporation. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect.

         10.5 GOVERNING LAW

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

         10.6 EXECUTION IN COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.7 PUBLIC ANNOUNCEMENT

         Upon signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor

Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or Federal securities law disclosure obligations.

         10.8 NO THIRD-PARTY BENEFICIARIES

         Nothing in this Agreement, express or implied, is intended to or shall
(a) confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third-Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure. No Third-Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third-Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

11. TERMINATION AND WAIVER

         11.1 TERMINATION

         This Agreement may be terminated at any time prior to the Closing Date by:

         (a) Mutual Consent. The mutual written consent of Buyer and Seller;

         (b) Court or Administrative Order. Buyer or Seller if there shall be in effect a non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

         (c) Delay. The Buyer or Seller if the Closing shall not have occurred by January 31, 2002, provided that the terminating party is not otherwise in material default or breach of this Agreement.

         (d) Buyer Conditions to Close. By Buyer on the Closing Date if any of the conditions in Section 7.1 have not been met or waived.

         (e) Seller Conditions to Close. By Seller on the closing Date if any of the conditions in Sections 7.2 have not been met or waived.

         11.2 EFFECT OF TERMINATION

         In the event of the termination of this Agreement in accordance with
Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Article 6, Sections 10.2 and 10.7 and this Section 11.2.

         11.3 WAIVER OF AGREEMENT

         Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         11.4 AMENDMENT OF AGREEMENT

         This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party's action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

         IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

                                       LUCENT TECHNOLOGIES INC.



                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                       TOLLGRADE COMMUNICATIONS, INC.


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

Exhibit A   Form of Assignment and Bill of Sale

         ASSIGNMENT AND BILL OF SALE

         FOR GOOD AND SUFFICIENT CONSIDERATION, the receipt of which is hereby acknowledged, LUCENT TECHNOLOGIES INC., a Delaware corporation ("Seller"), by these presents GRANTS, BARGAINS, SELLS, TRANSFERS, ASSIGNS, CONVEYS AND DELIVERS to TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation ("Buyer"), all right, title and interest in and to all of the Purchased Assets, as that term is defined in the Asset Purchase Agreement by and between Seller and Buyer, dated as of _________ ___, 2001 (the "Agreement") but excluding the Excluded Assets, in accordance with, and subject to, the terms and conditions of the Agreement, which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

         Seller, for itself, its Affiliates, and its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, or cause its Affiliates to, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer or as required pursuant to the Agreement in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Purchased Assets sold, assigned, conveyed, transferred and delivered by this Assignment and Bill of Sale.

         This Assignment and Bill of Sale is subject to the terms and conditions of the Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Buyer, and their respective successors and assigns.

         THIS ASSIGNMENT AND BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

Date: __________ __, 2001              LUCENT TECHNOLOGIES INC.



                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

Exhibit B   Form of Assumption Agreement


                              ASSUMPTION AGREEMENT

         Pursuant to that certain Asset Purchase Agreement dated as of _______ __, 2001 (the "Agreement"), by and between LUCENT TECHNOLOGIES INC., a Delaware corporation ("Seller"), and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation ("Buyer"), FOR GOOD AND SUFFICIENT CONSIDERATION, the receipt of which is hereby acknowledged, Buyer hereby ACCEPTS, ASSUMES AND AGREES TO PAY, PERFORM OR OTHERWISE DISCHARGE the Assumed Liabilities, but excluding the Excluded Liabilities, in accordance with, and subject to, the terms and conditions of the Agreement, which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

         This Assumption Agreement is subject to the terms and conditions of the Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Buyer, and their respective successors and assigns.

         THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

Date: __________ __, 2001              TOLLGRADE COMMUNICATIONS, INC.



                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

Exhibit C   Form of Intellectual Property Agreement

Exhibit D   Form of Transition Services Agreement

Exhibit E   Form of Supply Agreement

Exhibit F   Form of Subcontracted Services Agreement